EXHIBIT 99.2

SunLink Health Systems, Inc. Announces Settlement of Shareholder Derivative
Action

    ATLANTA--(BUSINESS WIRE)--Sept. 28, 2004--SunLink Health Systems, Inc. (AMEX:SSY), announced today that the Court has approved the settlement of the shareholder derivative action (Barber vs. SunLink Health Systems, Inc., et al.; Superior Court of Fulton County, Georgia; Civil Action No.: 2004-CV-82484) which was originally filed as a shareholder class action against the Company and its Directors in March 2004, and amended in September 2004 to assert derivative claims. A similar shareholder class action (Ross vs. SunLink Health Systems, Inc., et al.; Superior Court of Fulton County, Georgia; Civil Action
No.: 2004-CV-81871) was voluntarily dismissed by the plaintiff, Mary Ross, in April, 2004.
    Under the terms of the Court approved settlement, the Company will make limited changes to corporate governance measures, certain of which would have otherwise been required under recently adopted SEC regulations and American Stock Exchange Rules. Additionally, under the terms of the Court approved settlement, the plaintiff will provide a release, waiver and covenant not to sue derivatively.
    Also, under the terms of the Court approved settlement, the Company agreed to disclose again the basis on which the Board relied in deciding not to accept the overtures by Attentus Healthcare earlier in 2004. In that regard, the Company reiterates that in early 2004, Attentus made an unsolicited "offer" to purchase the company for $4.00, and then later for $5.00 per share, both subject to and conditioned on due diligence and negotiation of definitive documents. At the time of the $4.00 overture, the SunLink Board of Directors, after careful consideration, including consultation with the Company's financial and legal advisors, concluded that the overture by Attentus was financially inadequate because the company's business plan offered the opportunity for greater increases in shareholder value and, therefore, the company should not be offered for sale at the time. That determination by the Board was subsequently proven correct. After the $5.00 overture, the SunLink Board, after consultation with its legal and financial advisors, authorized management to execute an appropriate confidentiality agreement with Attentus as a necessary step to any discussions with Attentus regarding the overture and SunLink's value. Ultimately, Attentus did not enter into any confidentiality agreement with SunLink and there have been no further discussions with Attentus.
    Under the terms of the Court approved settlement, SunLink paid no damages to plaintiff, but agreed to make a payment of certain attorneys' fees and expenses to plaintiff's legal counsel.
    "We are pleased that the case has been resolved, and that the Board and management can again focus their full attention on the Company's business and on enhancing shareholder value," said Robert M. Thornton, Jr., SunLink's Chairman and CEO.
    SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink's operating strategy is to link patients' needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems Inc., please visit our website at www.sunklinkhealth.com.

    CONTACT: SunLink Health Systems, Inc., Atlanta
             Robert M. Thornton, Jr., 770/933-7000